                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. __)*

                            Asia Global Crossing Ltd.

________________________________________________________________________________
                                (Name of Issuer)

                Class A Common Stock (par value $0.01 per share)

________________________________________________________________________________
                         (Title of Class of Securities)

                                    G05330108
                              ---------------------
                                 (CUSIP Number)

                                October 12, 2000

________________________________________________________________________________
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  G05330108
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Hutchinson Whampoa Limited
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Hong Kong
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             7,142,857
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          7,142,857
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      7,142,857 (See Note A)
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
       10.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      HC, CO
------------------------------------------------------------------------------

CUSIP NO.  G05330108
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Heroway Developements Limited
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      British Virgin Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             7,142,857
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          7,142,857
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      7,142,857
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      10.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      CO
------------------------------------------------------------------------------

CUSIP NO.  G05330108
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Cheung Kong (Holdings) Limited
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION

 4    Hong Kong
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             Disclaimed (See 9 below)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER

       WITH          8    Disclaimed (See 9 below)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

 9 Cheung Kong (Holdings) Limited expressly disclaims beneficial ownership of the shares beneficially owned by Hutchison Whampoa Limited and Heroway Developments Limited (See Note A)
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      10.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      HC, CO
------------------------------------------------------------------------------

Note A:

          Hutchison Whampoa Limited ("HWL") indirectly owns 100% of the issued shares of Heroway Developments Limited ("Heroway"), which owns 7,142,857 shares of Class A Common Stock (the "Shares") of Asia Global Crossing Ltd. (the "Issuer"). HWL is the beneficial owner of the Shares through its interests in Heroway.

          Cheung Kong (Holdings) Limited ("Cheung Kong") owns 49.9% of the issued shares of HWL and may, pursuant to Rule 13d-3 ("Rule 13d-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), be deemed to control the voting and disposition of the Shares by Heroway. However, Cheung Kong disclaims beneficial ownership of the Shares and the filing of this statement shall in no way be construed as an admission that Cheung Kong is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the Shares.

Item 1(a)    Name of Issuer
             --------------

             Asia Global Crossing Ltd.

Item 1(b)    Address of Issuer's Principal Executive Office
             ----------------------------------------------

             Wessex House, 45 Reid Street, Hamilton HM12, Bermuda

Item 2(a)    Name of Person Filing
             ---------------------

             Hutchison Whampoa Limited
             Heroway Developments Limited
             Cheung Kong (Holdings) Limited

Item 2(b)    Address of Principal Business Office or, if none, Residence
             -----------------------------------------------------------

             The address of the registered office of HWL is 22nd Floor, Hutchison House, 10 Harcourt Road, Central, Hong Kong.

             The address of the registered office of Heroway is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands and its correspondence address is 22nd Floor, Hutchison House, 10 Harcourt Road, Central, Hong Kong.

             The address of the registered office of Cheung Kong is 7th Floor, Cheung Kong Center, 2 Queen's Road, Central, Hong Kong.

Item 2(c)    Citizenship
             -----------

             Hutchison Whampoa Limited - Hong Kong
             Heroway Developments Limited - British Virgin Islands Cheung Kong (Holdings) Limited - Hong Kong

Item 2(d)    Title of Class of Securities
             ----------------------------

             Class A Common Stock  (par value $0.01 per share)

Item 2(e)    CUSIP Number
             ------------

             G05330108

Item 3       If this statement is filed pursuant to (S)(S)240.13d-1(b) or
             ------------------------------------------------------------
             240.13-2(b) or (c), check whether the person filing is a:
             --------------------------------------------------------

             (a) [_] Broker or Dealer registered under Section 15 of the Act (15 U.S.C.78o)

             (b) [_]  Bank as defined in Section 3(a)(6) of the Act
                      (15 U.S.C.78c)

             (c) [_] Insurance company as defined in Section 3(a)(19) of the Act
                     (15 U.S.C.78c)

             (d) [_] Investment Company registered under Section 8 of the
                     Investment Company Act of 1940 (U.S.C.80a-8)

             (e) [_] An Investment Adviser in accordance with
                     (S)240.13-1(b)(1)(ii)(E)

             (f) [_] An Employee Benefit Plan or Endowment Fund in accordance with (S)240.13d-1(b)(1)(ii)(F)

             (g) [_] A Parent Holding Company or Control Person in accordance with (S)240.13d-1(b)(1)(ii)(G)

             (h) [_] A Savings Association as defined in Section 3(b) of the federal Deposit Insurance Act (U.S.C. 1813)

             (i) [_] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

             (j) [_] Group, in accordance with (S)240.13d-1(b)(1)(ii)(J)

Item 4       Ownership
             ---------

                                                           HWL              Heroway          Cheung Kong
                                                           ---              -------          -----------
(a)  Amount beneficially owned                          7,142,857          7,142,857          disclaimed
(b)  Percent of class                                        10.4%              10.4%               10.4%
(c)  No. of shares to which person has
     (i)   sole power to vote or direct the vote                0                  0                   0
     (ii)  shared power to vote or direct the
           vote                                         7,142,857          7,142,857          disclaimed
     (iii) sole power to dispose or to direct
           disposition                                          0                  0                   0
     (iv)  share power to dispose or to direct
           disposition                                  7,142,857          7,142,857          disclaimed

Item 5    Ownership of Five Percent or Less of a Class
          --------------------------------------------

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

          [_]

Item 6    Ownership of More than Five Percent on Behalf of Another Person
          ---------------------------------------------------------------

          Not applicable

Item 7    Identification and Classification of the Subsidiary Which Acquired the
          ----------------------------------------------------------------------
          Security Being Reported on by the Parent Holding Company
          --------------------------------------------------------

          Not applicable

Item 8    Identification and Classification of Members of the Group
          ---------------------------------------------------------

          Not applicable

Item 9    Notice of Dissolution of Group
          ------------------------------

          Not applicable

Item 10   Certification
          -------------

          By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 8, 2002

                                FOR AND ON BEHALF OF HUTCHISON WHAMPOA LIMITED


                                By: /s/ Frank Sixt
                                    --------------------------------------
                                    Name: Frank Sixt
                                    Title: Director

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 8, 2002

                                        FOR AND ON BEHALF OF
                                        HEROWAY DEVELOPMENTS LIMITED

                                         By: /s/ Frank Sixt
                                             -----------------------------------
                                             Name:  Frank Sixt
                                             Title: Director

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 8, 2002

                                                  FOR AND ON BEHALF OF
                                                  CHEUNG KONG (HOLDINGS) LIMITED

                                                  By: /s/ Frank Sixt
                                                      --------------------------
                                                      Name:  Frank Sixt
                                                      Title: Director

                                                                      Schedule I

                             JOINT FILING AGREEMENT
                             ----------------------

          This will confirm the agreement by and between all the undersigned that the Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of Class A Common Stock of Asia Global Crossing Ltd. being filed on behalf of each of the undersigned.

Dated: February 8, 2002


                                       HUTCHISON WHAMPOA LIMITED

                                       By: /s/ Frank Sixt
                                           --------------------------
                                           Name:  Frank Sixt
                                           Title: Director

                                       HEROWAY DEVELOPMENTS LIMITED

                                       By: /s/ Frank Sixt
                                          ---------------------------
                                          Name: Frank Sixt
                                          Title: Director

                                       CHEUNG KONG (HOLDINGS) LIMITED

                                       By: /s/ Frank Sixt
                                           --------------------------
                                           Name: Frank Sixt
                                           Title: Director